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Pricing Supplement dated June 4, 2004 			    Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION
		    Medium-Term Note, Series B - Fixed Rate

_______________________________________________________________________________

Principal Amount:  $250,000,000		  Trade Date: June 4, 2004
Issue Price: See "Additional Terms of     Original Issue Date: June 9, 2004
  the Notes - Plan of Distribution"
Interest Rate: 3.00% per annum		  Net Proceeds to Issuer:  $249,677,500
Interest Payment Dates: Each June 9       Principal's Discount or
  and December 9, commencing                 Commission:  0.058%
  December 9, 2004
Stated Maturity Date: June 9, 2006


_______________________________________________________________________________



Day Count Convention:
   [X]  30/360 for the period from June 9, 2004 to June 9, 2006
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________
			   Merrill Lynch & Co.

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			ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.871% of their principal amount. Merrill may resell the Notes (acting as principal for the purposes of resale) at a price equal to 99.929% of their principal amount.

	Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.

Additional Information

	On April 1, 2004, TMCC and its consolidated subsidiaries (collectively, the ("Company") completed the sale of substantially all of the Company's interests in Toyota Services de Mexico, S.A., de C.V. and Toyota Services de Venezuela, C.A., and its minority interest in Banco do Toyota Do Brazil, to Toyota Financial Services Americas Corporation, the Company's immediate parent corporation. A portion of the consideration for the sale in the amount of $15,000,000 was accounted for as a dividend from TMCC to TFSA. Due to the immaterial size of the Mexican and Venezuelan operations and the Brazilian holdings relative to the Company's consolidated financial condition and results of operations, this transaction will not have a material impact on the Company. However, this information is being provided because the Agreement requires disclosure of any dividend paid by TMCC.